Exhibit 99.1

Aegerion Pharmaceuticals Adds to Management Team Anne Marie Cook as SVP, General Counsel, and Mary Weger as SVP, Human Resources

CAMBRIDGE, Mass., Dec. 6, 2011 (GLOBE NEWSWIRE) — Aegerion Pharmaceuticals, Inc. (Nasdaq:AEGR), an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders, announced the appointment of Anne Marie Cook as Senior Vice President, General Counsel, and Mary Weger as Senior Vice President, Human Resources.

Ms. Cook was most recently a partner with Boston-based law firm Choate Hall & Stewart LLP (Choate). There she represented life science companies in structuring and negotiating strategic transactions such as joint ventures, collaborations, mergers and acquisitions and intellectual property licenses. She also provided general legal support in connection with the research, development and commercialization of pharmaceutical products. Prior to joining Choate, Ms. Cook was Senior Vice President, Business & Corporate Development, General Counsel at ViaCell, Inc. Prior to that, she was Vice President, Chief Corporate Counsel, at Biogen Idec Inc.

Ms. Weger was most recently Senior Vice President, Global Clinical Development Strategy and Effectiveness, at Celgene Corporation. In that role, she was responsible for the global clinical research and development strategy, and business process effectiveness for the Global CR&D function. Prior to this position, Ms. Weger held several positions of increasing responsibility within Celgene, including Senior Vice President of Human Resources.

“These are key strategic appointments as Aegerion grows into a commercial organization,” said Marc D. Beer, Chief Executive Officer. “I have great confidence in Anne Marie’s proven ability to guide the company’s legal and intellectual property discipline. I would also like to thank Christine Pellizzari, who has stepped down as the company’s General Counsel due to the corporate office consolidation and relocation to Cambridge, MA from New Jersey. Christine has been a tremendous asset to Aegerion since inception and has seen the company through many critical milestones.”

Mr. Beer continued, “In addition, Mary will be a key member of the management team as we continue to build our global organization, and her vast human resources experience leading strategy, organizational development and business process provides the capability to build the framework of a successful global operating company.”

About Aegerion Pharmaceuticals, Inc.

Aegerion Pharmaceuticals, Inc. (Nasdaq:AEGR) is an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders. The Company’s lead product, lomitapide, is in Phase III clinical development. Lomitapide is initially being developed to treat patients with a rare genetic lipid disorder called homozygous familial hypercholesterolemia, or HoFH. The Company also plans to initiate a clinical program for lomitapide to treat patients with a severe genetic form of hypertriglyceridemia called familial chylomicronemia (FC).

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans and expectations with respect to the ongoing development and potential for commercialization of the Company’s product candidates. The forward-looking statements in this release do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our potential need for additional capital to fund operations and develop our product candidates; uncertainties associated with the clinical development and associated regulatory filings of our product candidates, including the risk that our regulatory filings may not be accepted by the applicable regulatory authorities or that such acceptance may be delayed, the risk that our product candidates may not be approved for any indication, or if approved, the risk that the finally approved definition of the targeted patient populations for our product candidates may be narrower than we expect; risks associated with undesirable side effects experienced by some patients in clinical trials for our product candidates; risks associated with our lack of sales and marketing experience; the highly competitive industry in which we operate; risks associated with our intellectual property rights and the extent to which such intellectual property rights protect our product candidates; the risk that third parties may allege that we infringe their intellectual property rights or that we have failed to comply with the provisions of our in-license agreements; risks associated with our reliance on third parties, in particular clinical research organizations and contract manufacturers; risks associated with our ability to recruit, hire and retain qualified personnel; risks associated with our reliance on certain key personnel; and risks associated with volatility in our stock price as a newly public company. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in the Company’s public filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q under the heading “Risk Factors” and available on the SEC’s website at http://www.sec.gov.

CONTACT:	Aegerion Pharmaceuticals, Inc.

Corporate

Mark Fitzpatrick, CFO

+1 (617) 500-6235

LaVoie Group, Inc.

Investors & Media

Amanda Murphy

+1 (978) 745-4200 x107

amurphy@lavoiegroup.com